EX-99.d.2.a

AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENT

AMENDMENT, effective as of the 29th day of February, 2016 between ABERDEEN FUNDS (the “Trust”) and ABERDEEN ASSET MANAGEMENT INC. (the “Adviser”) to that certain Investment Advisory Agreement dated November 13, 2015 (the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust and the Adviser desire to amend Exhibit A to the Agreement to add the Aberdeen U.S. Mid Cap Equity Fund and to remove the Aberdeen Multi-Manager Alternative Strategies Fund;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.                                      Exhibit A.  Exhibit A is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

2.                                      Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.                                      Counterparts.  This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto.  This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.                                      Governing Law.  This Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”).  In the case of any conflict, the 1940 Act shall control.

IN WITNESS THEREOF,  the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first written above.

ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Managing U.S. Counsel

EXHIBIT A*
INVESTMENT ADVISORY AGREEMENT
BETWEEN
ABERDEEN ASSET MANAGEMENT INC. AND ABERDEEN FUNDS

Fund	Assets	Investment Advisory Fee
Aberdeen Japanese Equities Fund	All Assets	0.65%

Aberdeen Multi-Manager Alternative Strategies Fund II	$0 up to $1 billion	1.85%
	$1 billion to $2 billion	1.65%
	$2 billion and more	1.50%

Aberdeen U.S. Mid Cap Equity Fund	$0 up to $500 million	0.75%
	$500 million up to $2 billion	0.70%
	$2 billion and more	0.65%